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                                                                      EXHIBIT 22


                                BIRD CORPORATION




Significant Subsidiaries:

All subsidiaries are majority owned and are included in the Consolidated Financial Statements.




                                                       State in Which
                                                   Incorporated or Organized


Bird Incorporated                                         Massachusetts